Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
GENERAL ELECTRIC COMPANY

Under Section 805 of the Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law of the State of New York, Christoph A. Pereira, Associate Secretary of General Electric Company hereby certifies and sets forth:

1.	The name of the corporation is General Electric Company.

2.	The corporation was incorporated by special act of the New York Legislature, Chapter 323, Laws of 1892, effective April 15, 1892.

3.
That the Certificate of Incorporate of the corporation is hereby amended, pursuant to Section 801(b)(14) of the Business Corporation Law, to reduce the minimum number of required directors from ten to seven.

4.	To effect said change, the first sentence of Section 6 of General Electric Company’s Certificate of Incorporation is hereby amended to read as follows:

“The Board of Directors of the corporation shall consist of not less than seven directors, the exact number to be determined pursuant to procedures set forth in the by-laws.”

5.	This amendment was authorized by the vote of the Board of Directors, followed by the vote of a majority of the outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this Certificate has been signed this 13th day of May 2019 and the statements contained herein are affirmed as true under the penalties of perjury.

/s/ Christoph A. Pereira
Christoph A. Pereira
Vice President, Chief Risk Officer, Chief Corporate Counsel and Associate Secretary